Exhibit 3

200 | Westpac GROUP

December
2018
Pillar 3 Report

Incorporating the requirements of APS330

Proudly Supporting Australia

Westpac Banking Corporation
ABN 33 007 457 141

Pillar 3 report Table of contents

Structure of Pillar 3 report

Executive summary	3
Introduction	5
Group structure	6
Capital overview	8
Leverage ratio	11
Credit risk exposures	12
Securitisation	16
Liquidity coverage ratio	19
Appendix
Appendix I | APS330 Quantitative requirements	20
Disclosure regarding forward-looking statements	21

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

In this report, unless otherwise stated, disclosures reflect the Australian Prudential Regulation Authority’s (APRA) implementation of Basel III.

Information contained in or accessible through the websites mentioned in this report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report.  All references in this report to websites are inactive textual references and are for information only.

2 | Westpac Group December 2018 Pillar 3 Report

Pillar 3 report Executive summary

	31 December 2018	30 September 2018	31 December 2017
The Westpac Group at Level 2
Common equity Tier 1 capital ratio %	10.4	10.6	10.1
Additional Tier 1 capital %	2.4	2.2	2.1
Tier 1 capital ratio %	12.8	12.8	12.2
Tier 2 capital %	2.0	1.9	2.1
Total regulatory capital ratio %	14.8	14.7	14.3
APRA leverage ratio %	5.7	5.8	5.5

Westpac’s common equity Tier 1 (CET1) capital ratio was 10.4% at 31 December 2018. Consistent with the normal quarterly trend, capital generated for the quarter was more than offset by the payment of the 2018 final dividend (net of the dividend reinvestment plan).

$m	31 December 2018	30 September 2018	31 December 2017
Risk weighted assets at Level 2
Credit risk	361,173	362,749	355,865
Market risk	8,129	6,723	7,607
Operational risk	38,883	39,113	31,229
Interest rate risk in the banking book	8,328	12,989	11,585
Other	3,060	3,810	4,008
Total RWA	419,573	425,384	410,294
Total Exposure at Default	1,026,652	1,021,926	1,003,521

On 1 October 2018, Westpac adopted AASB 9. While the adoption of AASB 9 had an immaterial impact on Group’s capital ratios (2 basis point increase), it had an impact on the components of capital ratios with CET1 capital down $0.3 billion and risk weighted assets (RWA) $3.9 billion lower. Further details of the impact of AASB 9 are provided below.

Total RWA decreased $5.8 billion or 1.4% this quarter:

•                  Key components of the $1.6 billion reduction in credit risk RWA included:

•                  Adoption of AASB 9 reduced RWA by $3.9 billion. Under the changes, certain defaulted loans (mostly mortgages) now carry higher provisions and lower credit risk RWA;

•                  Regulatory modelling updates for corporates reduced RWA by $1.0 billion.

These were partly offset by:

•                  Portfolio growth which increased RWA by $2.0 billion, primarily in corporate exposures; and

•                  Foreign currency translation impacts which increased RWA by $1.9 billion from the appreciation of the NZ$.

•                  Non-credit RWA decreased $4.2 billion or 6.8%. The decline was mostly due to a $4.7 billion reduction in interest rate risk in the banking book driven by lower interest rate risk exposure.

Additional Tier 1 Capital

On 18 December 2018, Westpac issued $1.42 billion of Additional Tier 1 capital (Westpac Capital Notes 6 (WCN6)), of which approximately $0.72 billion comprised reinvestment by the holders of Westpac Capital Notes (WCN)1. The incremental Additional Tier 1 capital has led to a Tier 1 capital ratio rise of 17 basis points.

Exposure at Default

Over the quarter, exposure at default (EAD) increased $4.7 billion (up 0.5%), primarily due to an increase in corporate exposures of $6.1 billion and residential mortgage exposures of $2.8 billion, partially offset by a decrease in sovereign exposures of $3.6 billion.

Leverage Ratio

The leverage ratio represents the amount of Tier 1 capital relative to exposure2. At 31 December 2018, Westpac’s leverage ratio was 5.7%.

1  At 31 December 2018, approximately $0.66 billion of WCN remain outstanding. WCN have an optional redemption/transfer date of 8 March 2019.

2  As defined under Attachment D of APS110: Capital Adequacy

Westpac Group December 2018 Pillar 3 Report | 3

Pillar 3 report Executive summary

Liquidity Coverage Ratio (LCR)

The LCR requires banks to hold sufficient high-quality liquid assets (HQLA), as defined in APS210 Liquidity, to withstand 30 days under a regulatory-defined acute stress scenario. Westpac’s LCR as at 31 December 2018 was 128% (30 September 2018: 133%) and the average LCR for the quarter ending 31 December 2018 was 133%1.

AASB 9 Financial Instruments2

Westpac adopted AASB 9 from 1 October 2018, and the following tables detail the transition impacts of this change on key Pillar 3 metrics.  The transition impacts on impairment provisions and other metrics shown for 1 October 2018 in the tables below (such as risk weighted assets) are estimates and may change as refinements to models are completed. Westpac will finalise this information with its First Half 2019 results.

Change in loan impairment provisions

1 October 2018	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	422	263	685	NA	685
for defaulted but not impaired loans	NA	645	645	NA	645
for Stage 2	NA	1,254	1,254	NA	1,254
Total Specific Provisions[3]	422	2,162	2,584	NA	2,584
General Reserve for Credit Loss[3]	NA	1,443	1,443	NA	1,443
Total provisions for impairment charges	422	3,605	4,027	NA	4,027

30 September 2018	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	422	231	653	NA	653
for defaulted but not impaired loans	NA	205	205	NA	205
Total Specific Provisions	422	436	858	NA	858
General Reserve for Credit Loss	NA	2,195	2,195	356	2,551
Total provisions for impairment charges	422	2,631	3,053	356	3,409

Summary of changes in other Pillar 3 disclosures

	Credit Risk Weighted Assets		Regulatory Expected Loss		Expected Loss for non-defaulted assets		Specific Provisions for Impaired Loans
$m	30-Sep-18	1-Oct-18	30-Sep-18	1-Oct-18	30-Sep-18	1-Oct-18	30-Sep-18	1-Oct-18
Corporate	69,584	69,464	552	562	471	471	54	56
Business lending	35,417	35,187	657	676	442	442	173	177
Sovereign	1,644	1,644	2	2	2	2	-	-
Bank	6,606	6,606	8	8	8	8	-	-
Residential mortgages	132,734	129,633	1,272	1,540	1,048	1,048	103	103
Australian credit cards	6,313	6,296	358	359	304	304	50	51
Other retail	13,777	13,628	604	623	465	465	137	157
Small business	16,329	16,015	453	483	339	339	77	77
Specialised Lending	57,043	57,043	836	836	588	588	47	52
Securitisation	5,918	5,918	-	-	-	-	-	-
Standardised	17,384	17,384	-	-	-	-	12	12
Total	362,749	358,818	4,742	5,089	3,667	3,667	653	685

1  Calculated as a simple average of the daily observations over the quarter ending 31 December 2018.

2  Refer to the Westpac 2018 Annual Report for further details on AASB 9.

3  Provisions classified according to APRA’s letter dated 4 July 2017 “Provisions for regulatory purposes and AASB 9 financial instruments”.

4 | Westpac Group December 2018 Pillar 3 Report

Pillar 3 report Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by the Australian Prudential Regulation Authority (APRA). APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement Approach (AMA) for operational risk.

In accordance with APS330 Public Disclosure, financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

In addition to this report, the regulatory disclosures section of the Westpac website1 contains the reporting requirements for:

•      Capital instruments under Attachment B of APS330; and

•      The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually).

Capital instruments disclosures are updated when:

•      A new capital instrument is issued that will form part of regulatory capital; or

•      A capital instrument is redeemed, converted into CET1 capital, written off, or its terms and conditions are changed.

[1] http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

Westpac Group December 2018 Pillar 3 Report | 5

Pillar 3 report Group structure

Westpac seeks to ensure that it is adequately capitalised at all times. APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

●     Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

●     Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and

●     Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis2.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation3

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including structured entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity is exposed to, or has rights to, variable returns from its involvement with an entity, and has the ability to affect those returns through its power over that entity. Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

●     insurance;

●     acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

●     non-financial (commercial) operations; or

●     special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation.

Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities.

1 APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.
[2] Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report.
[3] Refer to Note 35 of Westpac’s 2018 Annual Report for further details.

6 | Westpac Group December 2018 Pillar 3 Report

Pillar 3 report Group structure

Subsidiary banking entities

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the AMA for operational risk. Other subsidiary banking entities in the Group include Westpac Bank-PNG-Limited and Westpac Europe Limited. For the purposes of determining Westpac’s capital adequacy subsidiary banking entities are consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities1. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This limit structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking, insurance and trustee entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory requirements at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

On 15 November 2017, the RBNZ advised WNZL of changes to its conditions of registration resulting from its review of WNZL’s compliance with the RBNZ’s ‘Capital Adequacy Framework’ (Internal Models Based Approach) (BS2B). The changes to WNZL’s conditions of registration came into effect on 31 December 2017 and increase the minimum Total Capital ratio, Tier 1 Capital ratio and Common Equity Tier 1 Capital ratio of WNZL and its controlled entities by 2%. WNZL has also undertaken to the RBNZ to maintain the Total Capital ratio of WNZL and its controlled entities above 15.1%. WNZL and its controlled entities retain an appropriate amount of capital to comply with the increased minimum ratios.

[1]  For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

Westpac Group December 2018 Pillar 3 Report | 7

Pillar 3 report Capital overview

Capital management strategy

Westpac’s approach to capital management seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised as an ADI. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

●      the development of a capital management strategy, including consideration of regulatory minimums, capital buffers and contingency plans;

●     consideration of both economic and regulatory capital requirements;

●      a stress testing framework  that challenges the capital measures, coverage and requirements including the impact of adverse economic scenarios; and

●      consideration of the perspectives of external stakeholders including rating agencies and equity and debt investors.

In light of APRA’s announcement on ‘unquestionably strong’ capital benchmarks on 19 July 2017, Westpac will seek to operate with a CET1 capital ratio of at least 10.5% in March and September as measured under the existing capital framework. This also takes into consideration:

●          current regulatory capital minimums and the capital conservation buffer (“CCB”), which together are the total CET1 requirement. In line with the above, the total CET1 requirement for Westpac is at least 8.0%, based upon an industry minimum CET1 requirement of 4.5% plus a capital buffer of at least 3.5% applicable to domestic systemically important banks (D-SIBs)1;

●     stress testing to calibrate an appropriate buffer against a downturn; and

●     quarterly volatility of capital ratios due to the half yearly cycle of ordinary dividend payments.

Should the CET1 ratio fall below the total CET1 requirement, restrictions on the distribution of earnings will apply. This includes restrictions on the amount of earnings that can be distributed through dividends, Additional Tier 1 capital distributions and discretionary staff bonuses.

Westpac will revise its target capital level once APRA finalises its review of the capital adequacy framework.

Westpac’s capital adequacy ratios

%	31 December 2018	30 September 2018	31 December 2017
The Westpac Group at Level 2
Common equity Tier 1 capital ratio	10.4	10.6	10.1
Additional Tier 1 capital	2.4	2.2	2.1
Tier 1 capital ratio	12.8	12.8	12.2
Tier 2 capital	2.0	1.9	2.1
Total regulatory capital ratio	14.8	14.7	14.3

The Westpac Group at Level 1
Common equity Tier 1 capital ratio	10.2	10.5	9.9
Additional Tier 1 capital	2.5	2.3	2.2
Tier 1 capital ratio	12.7	12.8	12.1
Tier 2 capital	2.1	2.0	2.3
Total regulatory capital ratio	14.8	14.8	14.4

Westpac New Zealand Limited’s capital adequacy ratios

%	31 December 2018	30 September 2018	31 December 2017
Westpac New Zealand Limited
Common equity Tier 1 capital ratio	12.0	11.7	11.5
Additional Tier 1 capital	2.8	2.8	2.8
Tier 1 capital ratio	14.8	14.5	14.3
Tier 2 capital	2.1	2.1	2.2
Total regulatory capital ratio	16.9	16.6	16.5

[1] Noting that APRA may apply higher CET1 requirements for an individual ADI.

8 | Westpac Group December 2018 Pillar 3 Report

Pillar 3 report Capital overview

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy. More detailed disclosures on the prudential assessment of capital requirements are presented in the following sections of this report.

31 December 2018	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	72,452	1,921	74,373	5,950
Business lending	35,367	1,038	36,405	2,912
Sovereign	1,616	985	2,601	208
Bank	6,440	36	6,476	518
Residential mortgages	130,307	5,371	135,678	10,854
Australian credit cards	6,136	-	6,136	491
Other retail	13,650	989	14,639	1,171
Small business	16,454	-	16,454	1,316
Specialised lending	55,753	461	56,214	4,497
Securitisation	5,735	-	5,735	459
Mark-to-market related credit risk[3]	-	6,462	6,462	517
Total	343,910	17,263	361,173	28,893
Market risk			8,129	650
Operational risk			38,883	3,111
Interest rate risk in the banking book			8,328	666
Other assets[4]			3,060	245
Total			419,573	33,565

30 September 2018	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	69,584	1,807	71,391	5,711
Business lending	35,417	1,052	36,469	2,918
Sovereign	1,644	962	2,606	208
Bank	6,606	57	6,663	533
Residential mortgages	132,734	5,460	138,194	11,056
Australian credit cards	6,313	-	6,313	505
Other retail	13,777	993	14,770	1,182
Small business	16,329	-	16,329	1,306
Specialised lending	57,043	447	57,490	4,599
Securitisation	5,918	-	5,918	473
Mark-to-market related credit risk[3]	-	6,606	6,606	528
Total	345,365	17,384	362,749	29,019
Market risk			6,723	538
Operational risk			39,113	3,129
Interest rate risk in the banking book			12,989	1,039
Other assets[4]			3,810	305
Total			425,384	34,030

[1]      Total capital required is calculated as 8% of total risk weighted assets.

[2]      Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

[3]      Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

[4]      Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Westpac Group December 2018 Pillar 3 Report | 9

Pillar 3 report Capital overview

31 December 2017	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	71,735	1,870	73,605	5,888
Business lending	35,035	1,030	36,065	2,885
Sovereign	1,526	965	2,491	199
Bank	6,105	42	6,147	492
Residential mortgages	126,091	5,435	131,526	10,522
Australian credit cards	6,358	-	6,358	509
Other retail	13,703	1,007	14,710	1,177
Small business	15,832	-	15,832	1,267
Specialised lending	57,675	429	58,104	4,648
Securitisation	4,425	-	4,425	354
Mark-to-market related credit risk[3]	-	6,602	6,602	528
Total	338,485	17,380	355,865	28,469
Market risk			7,607	608
Operational risk			31,229	2,498
Interest rate risk in the banking book			11,585	927
Other assets[4]			4,008	321
Total			410,294	32,823

[1]      Total capital required is calculated as 8% of total risk weighted assets.

[2]      Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

[3]      Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

[4]      Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

10 | Westpac Group December 2018 Pillar 3 Report

Pillar 3 report Leverage ratio disclosure

Leverage ratio

The following table summarises Westpac’s leverage ratio at 31 December 2018. This has been determined using APRA’s definition of the leverage ratio as specified in APS110 Capital Adequacy.

$ billion	31-December 2018	30 September 2018	30 June 2018	31 March 2018
Tier 1 Capital	53.6	54.4	52.6	53.2
Total Exposures	936.0	931.1	935.1	925.2
Leverage ratio	5.7%	5.8%	5.6%	5.8%

Westpac Group December 2018 Pillar 3 Report | 11

Pillar 3 report Credit risk exposures

Summary credit risk disclosure

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 December 2018	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 3 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	134,917	72,452	532	476	68	22	-
Business lending	54,663	35,367	673	433	274	170	8
Sovereign	75,439	1,616	2	2	-	-	-
Bank	24,255	6,440	8	8	-	-	-
Residential mortgages	556,171	130,307	1,574	1,055	387	138	21
Australian credit cards	19,713	6,136	354	297	91	69	74
Other retail	17,116	13,650	635	464	301	172	73
Small business	33,336	16,454	506	338	185	76	11
Specialised Lending	66,184	55,753	820	568	138	54	-
Securitisation	26,896	5,735	-	-	-	-	-
Standardised[2]	17,962	17,263	-	-	19	8	-
Total	1,026,652	361,173	5,104	3,641	1,463	709	187

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2018	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	128,819	69,584	552	471	112	54	22
Business lending	53,853	35,417	657	442	294	173	99
Sovereign	79,030	1,644	2	2	-	-	-
Bank	23,648	6,606	8	8	-	-	-
Residential mortgages	553,358	132,734	1,272	1,048	309	103	89
Australian credit cards	19,639	6,313	358	304	87	50	273
Other retail	17,114	13,777	604	465	284	137	332
Small business	33,221	16,329	453	339	165	77	112
Specialised Lending	67,430	57,043	836	588	141	47	20
Securitisation	27,648	5,918	-	-	-	-	-
Standardised[2]	18,166	17,384	-	-	24	12	1
Total	1,021,926	362,749	4,742	3,667	1,416	653	948

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 December 2017	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 3 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	129,663	71,735	565	431	176	94	-
Business lending	53,883	35,035	601	423	260	154	25
Sovereign	72,896	1,526	1	1	-	-	-
Bank	22,672	6,105	7	7	-	-	-
Residential mortgages	540,479	126,091	1,153	952	313	106	20
Australian credit cards	19,809	6,358	370	311	92	48	73
Other retail	17,760	13,703	590	451	318	135	89
Small business	32,724	15,832	450	320	150	77	25
Specialised Lending	67,897	57,675	833	605	158	54	1
Securitisation	27,486	4,425	-	-	-	-	-
Standardised[2]	18,252	17,380	-	-	20	11	-
Total	1,003,521	355,865	4,570	3,501	1,487	679	233

[1] Includes regulatory expected losses for defaulted and non-defaulted exposures. [2] Includes mark-to-market related credit risk.

12 | Westpac Group December 2018 Pillar 3 Report

Pillar 3 report Credit risk exposures

Exposure at Default by major type

31 December 2018	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	3 months ended[1]
Corporate	66,392	57,112	11,413	134,917	131,868
Business lending	41,697	12,966	-	54,663	54,258
Sovereign	70,929	1,817	2,693	75,439	77,235
Bank	14,668	2,315	7,272	24,255	23,952
Residential mortgages	480,607	75,564	-	556,171	554,765
Australian credit cards	9,763	9,950	-	19,713	19,676
Other retail	13,529	3,587	-	17,116	17,115
Small business	26,168	7,168	-	33,336	33,279
Specialised lending	53,402	11,911	871	66,184	66,807
Securitisation[2]	21,754	5,009	133	26,896	27,272
Standardised	13,807	1,240	2,915	17,962	18,064
Total	812,716	188,639	25,297	1,026,652	1,024,291

30 September 2018	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	12 months ended[3]
Corporate	62,298	54,574	11,947	128,819	128,848
Business lending	40,961	12,892	-	53,853	53,639
Sovereign	74,906	1,864	2,260	79,030	76,376
Bank	14,012	2,246	7,390	23,648	23,263
Residential mortgages	477,270	76,088	-	553,358	547,108
Australian credit cards	9,623	10,016	-	19,639	19,667
Other retail	13,536	3,578	-	17,114	17,583
Small business	26,140	7,081	-	33,221	31,858
Specialised lending	53,799	12,754	877	67,430	67,363
Securitisation[2]	22,437	5,089	122	27,648	27,045
Standardised	13,926	1,190	3,050	18,166	17,985
Total	808,908	187,372	25,646	1,021,926	1,010,735

31 December 2017	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	3 months ended[4]
Corporate	62,545	56,756	10,362	129,663	128,205
Business lending	40,228	13,655	-	53,883	53,204
Sovereign	68,253	1,934	2,709	72,896	72,184
Bank	14,184	1,928	6,560	22,672	21,907
Residential mortgages	462,360	78,119	-	540,479	541,583
Australian credit cards	9,975	9,834	-	19,809	19,766
Other retail	14,181	3,579	-	17,760	17,845
Small business	25,643	7,081	-	32,724	30,073
Specialised lending	52,308	14,584	1,005	67,897	67,503
Securitisation[2]	20,424	6,933	129	27,486	27,099
Standardised	13,893	1,154	3,205	18,252	17,820
Total	783,994	195,557	23,970	1,003,521	997,187

[1]     Average is based on exposures as at 31 December 2018 and 30 September 2018.

[2]     The EAD associated with securitisations is for the banking book only.

[3]     Average is based on exposures as at 30 September 2018, 30 June 2018, 31 March 2018, 31 December 2017, and 30 September 2017.

[4]  Average is based on exposures as at 31 December 2017 and 30 September 2017.

Westpac Group December 2018 Pillar 3 Report | 13

Pillar 3 report Credit risk exposures

Loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All Individually Assessed Provisions (IAP) raised under Australian Accounting Standards (AAS) are classified as specific provisions. Collectively Assessed Provisions (CAP) raised under AAS are either classified into specific provisions or a GRCL.

31 December 2018	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	426	283	709	NA	709
for defaulted but not impaired loans	NA	663	663	NA	663
for Stage 2	NA	1,255	1,255	NA	1,255
Total Specific Provisions[1]	426	2,201	2,627	NA	2,627
General Reserve for Credit Loss[1]	NA	1,439	1,439	NA	1,439
Total provisions for impairment charges	426	3,640	4,066	NA	4,066

30 September 2018	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	422	231	653	NA	653
for defaulted but not impaired loans	NA	205	205	NA	205
Total Specific Provisions	422	436	858	NA	858
General Reserve for Credit Loss	NA	2,195	2,195	356	2,551
Total provisions for impairment charges	422	2,631	3,053	356	3,409

31 December 2017	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	454	225	679	NA	679
for defaulted but not impaired loans	NA	183	183	NA	183
Total Specific Provisions	454	408	862	NA	862
General Reserve for Credit Loss	NA	2,248	2,248	338	2,586
Total provisions for impairment charges	454	2,656	3,110	338	3,448

[1] Provisions classified according to APRA’s letter dated 4 July 2017 “Provisions for regulatory purposes and AASB 9 financial instruments”.

14 | Westpac Group December 2018 Pillar 3 Report

Pillar 3 report Credit risk exposures

Impaired and past due loans

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due not impaired, impaired loans, related provisions and actual losses is broken down by concentrations reflecting Westpac’s asset categories.

	Items		Specific	Specific	Actual
31 December 2018	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	3 months ended
Corporate	87	68	22	32%	-
Business lending	308	274	170	62%	8
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	3,235	387	138	36%	21
Australian credit cards	-	91	69	76%	74
Other retail	-	301	172	57%	73
Small business	257	185	76	41%	11
Specialised lending	318	138	54	39%	-
Securitisation	-	-	-	-	-
Standardised	77	19	8	42%	-
Total	4,282	1,463	709	48%	187

	Items		Specific	Specific	Actual
30 September 2018	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Corporate	87	112	54	48%	22
Business lending	313	294	173	59%	99
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	3,121	309	103	33%	89
Australian credit cards	-	87	50	57%	273
Other retail	-	284	137	48%	332
Small business	158	165	77	47%	112
Specialised lending	309	141	47	33%	20
Securitisation	-	-	-	-	-
Standardised	29	24	12	50%	1
Total	4,017	1,416	653	46%	948

	Items		Specific	Specific	Actual
31 December 2017	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	3 months ended
Corporate	72	176	94	53%	-
Business lending	199	260	154	59%	25
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	2,783	313	106	34%	20
Australian credit cards	-	92	48	52%	73
Other retail	-	318	135	42%	89
Small business	136	150	77	51%	25
Specialised lending	258	158	54	34%	1
Securitisation	-	-	-	-	-
Standardised	18	20	11	55%	-
Total	3,466	1,487	679	46%	233

Westpac Group December 2018 Pillar 3 Report | 15

Pillar 3 report Securitisation

Banking book summary of securitisation activity by asset type

For the 3 months ended
31 December 2018	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	5,892	-
Credit cards	-	-
Auto and equipment finance	295	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	6,187	-

For the 12 months ended
30 September 2018	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	21,298	-
Credit cards	-	-
Auto and equipment finance	2,493	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	23,791	-

For the 3 months ended
31 December 2017	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	10,867	-
Credit cards	-	-
Auto and equipment finance	1,436	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	12,303	-

16 | Westpac Group December 2018 Pillar 3 Report

Pillar 3 report Securitisation

Banking book summary of on and off-balance sheet securitisation by exposure type

31 December 2018	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	9,164	33	9,197
Liquidity facilities	-	-	250	250
Funding facilities	2,377	-	1,379	3,756
Underwriting facilities	-	-	-	-
Lending facilities	9	-	8	17
Warehouse facilities	10,086	-	3,590	13,676
Total	12,473	9,164	5,259	26,896

30 September 2018	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	9,341	32	9,373
Liquidity facilities	-	-	212	212
Funding facilities	3,220	-	1,341	4,561
Underwriting facilities	-	-	-	-
Lending facilities	11	-	5	16
Warehouse facilities	9,865	-	3,621	13,486
Total	13,096	9,341	5,211	27,648

31 December 2017	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	9,412	-	9,412
Liquidity facilities	33	-	881	914
Funding facilities	10,960	-	5,989	16,949
Underwriting facilities	-	-	82	82
Lending facilities	-	-	129	129
Warehouse facilities	-	-	-	-
Total	10,993	9,412	7,081	27,486

Westpac Group December 2018 Pillar 3 Report | 17

Pillar 3 report Securitisation

Trading book summary of on and off-balance sheet securitisation by exposure type1

31 December 2018	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	54	-	54
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	65	65
Other derivatives	-	-	27	27
Total	-	54	92	146

30 September 2018	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	76	-	76
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	51	51
Other derivatives	-	-	36	36
Total	-	76	87	163

31 December 2017	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	125	-	125
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	51	51
Other derivatives	-	-	43	43
Total	-	125	94	219

1     EAD associated with trading book securitisation is not included in EAD by major type on page 13. Trading book securitisation exposure is captured and risk weighted under APS116 Capital Adequacy: Market Risk.

18 | Westpac Group December 2018 Pillar 3 Report

Pillar 3 report Liquidity coverage ratio

Liquidity Coverage Ratio

The Liquidity Coverage Ratio (LCR) requires banks to hold sufficient high-quality liquid assets, as defined by APRA, to withstand 30 days under a regulator-defined acute stress scenario. Westpac’s LCR as at 31 December 2018 was 128%1 (30 September 2018: 133%) and the average LCR for the quarter was 133%2 (30 September 2018: 131%).

Liquid assets included in the LCR comprise High Quality Liquid Assets (HQLA), the Committed Liquidity Facility (CLF) from the Reserve Bank of Australia and additional qualifying Reserve Bank of New Zealand securities. Westpac received approval from APRA for a CLF of $57.0 billion for the calendar year 2018 (2017 calendar year: $49.1 billion). Westpac maintains a portfolio of HQLA and these averaged $76.5 billion over the quarter2.

Funding is sourced from retail, small business and institutional customer deposits and wholesale funding. Westpac seeks to minimise the outflows associated with this funding by targeting customer deposits with lower LCR outflow rates and actively manages the maturity profile of its wholesale funding portfolio. Westpac maintains a buffer over the regulatory minimum of 100%.

	31 December 2018		30 September 2018
	Total unweighted	Total weighted	Total unweighted	Total weighted
$m	value (average)[2]	value (average)[2]	value (average)[3]	value (average)[3]
Liquid assets, of which:
1 High-quality liquid assets (HQLA)		76,472		77,532
2 Alternative liquid assets (ALA)		50,125		50,992
3 Reserve Bank of New Zealand (RBNZ) securities		5,872		5,077

Cash Outflows
4 Retail deposits and deposits from small business customers, of which:	234,425	21,512	232,847	21,246
5 Stable deposits	114,025	5,701	113,369	5,668
6 Less stable deposits	120,400	15,811	119,478	15,578

7 Unsecured wholesale funding, of which:	126,663	61,004	125,689	63,733
8 Operational deposits (all counterparties) and deposits in networks for cooperative banks	46,111	11,459	43,499	10,808
9 Non-operational deposits (all counterparties)	71,333	40,326	68,999	39,734
10 Unsecured debt	9,219	9,219	13,191	13,191

11 Secured wholesale funding		6		-

12 Additional requirements, of which:	199,825	26,170	200,525	26,892
13 Outflows related to derivatives exposures and other collateral requirements	9,084	9,084	10,428	10,428
14 Outflows related to loss of funding on debt products	650	650	164	164

15 Credit and liquidity facilities	190,091	16,436	189,933	16,300

16 Other contractual funding obligations	1,838	1,838	508	508
17 Other contingent funding obligations	45,746	4,166	42,654	3,902

18 Total cash outflows		114,696		116,281

Cash inflows
19 Secured lending (e.g. reverse repos)	4,790	-	4,162	-
20 Inflows from fully performing exposures	18,443	11,660	17,897	11,288
21 Other cash inflows	3,328	3,328	3,080	3,080
22 Total cash inflows	26,561	14,988	25,139	14,368

23 Total liquid assets		132,469		133,601
24 Total net cash outflows		99,708		101,913
25 Liquidity Coverage Ratio (%)		133%		131%
Number of data points used		64		66

[1]  Calculated as total liquid assets divided by total net cash outflows for 31 December 2018.

[2]  Calculated as a simple average of the daily observations over the 31 December 2018 quarter.

[3]  Calculated as a simple average of the daily observations over the 30 September 2018 quarter.

Westpac Group December 2018 Pillar 3 Report | 19

Pillar 3 report Appendix I | APS330 quantitative requirements

The following table cross-references the quantitative disclosure requirements outlined in Attachment C of APS330 to the quantitative disclosures made in this report.

APS330 reference		Westpac disclosure	Page
General Requirements
Paragraph 49		Summary leverage ratio	11

Attachment C
Table 3: Capital Adequacy	(a) to (e)	Capital requirements	9
	(f)	Westpac’s capital adequacy ratios	8
		Capital adequacy ratios of major subsidiary banks	8

Table 4: Credit Risk - general disclosures	(a)	Exposure at Default by major type	13
	(b)	Impaired and past due loans	15
	(c)	General reserve for credit loss	14

Table 5: Securitisation exposures	(a)	Banking Book summary of securitisation activity by asset type	16
	(b)	Banking Book summary of on and off-balance sheet securitisation by exposure type	17
		Trading Book summary of on and off-balance sheet securitisation by exposure type	18

Attachment F
Table 20: Liquidity Coverage Ratio disclosure template		Liquidity Coverage Ratio disclosure	19

Exchange rates

The following exchange rates were used in this Westpac Pillar 3 report, and reflect spot rates for the period end.

	$31 December 2018	30 September 2018	31 December 2017
USD	0.7062	0.7218	0.7798
GBP	0.5564	0.5520	0.5794
NZD	1.0518	1.0919	1.0984
EUR	0.6180	0.6206	0.6528

20 | Westpac Group December 2018 Pillar 3 Report

Pillar 3 report Disclosure regarding forward-looking statements

This report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this report and include statements regarding Westpac’s intent, belief or current expectations with respect to its business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, ‘aim’ or other similar words are used to identify forward-looking statements. These forward-looking statements reflect Westpac’s current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond Westpac’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon Westpac. There can be no assurance that future developments will be in accordance with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those expected, depending on the outcome of various factors, including, but not limited to:

•     the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

•     regulatory investigations, and other actions, inquiries, litigation, fines, penalties, restrictions or other regulator imposed conditions, including as a result of our actual or alleged failure to comply with laws (such as financial crime laws), regulations or regulatory policy;

•     internal and external events which may adversely impact Westpac’s reputation;

•     information security breaches, including cyberattacks;

•     reliability and security of Westpac’s technology and risks associated with changes to technology systems;

•     the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

•     market volatility, including uncertain conditions in funding, equity and asset markets;

•     adverse asset, credit or capital market conditions;

•     an increase in defaults in credit exposures because of a deterioration in economic conditions;

•     the conduct, behaviour or practices of Westpac or its staff;

•     changes to Westpac’s credit ratings or to the methodology used by credit rating agencies;

•     levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

•     market liquidity and investor confidence;

•     changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and Westpac’s ability to maintain or to increase market share, margins and fees, and control expenses;

•     the effects of competition, including from established providers of financial services and from non-financial service entities in the geographic and business areas in which Westpac conducts its operations;

•     the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

•     the effectiveness of Westpac’s risk management policies, including internal processes, systems and employees;

•     the incidence or severity of Westpac insured events;

•     the occurrence of environmental change (including as a result of climate change) or external events in countries in which Westpac or its customers or counterparties conduct their operations;

•     changes to the value of Westpac’s intangible assets;

•     changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

•     the success of strategic decisions involving diversification or innovation, in addition to business expansion activity, business acquisitions and the integration of new businesses; and

•     various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac refer to ‘Risk factors’ in Westpac’s 2018 Annual Report. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation to update any forward-looking statements contained in this report, whether as a result of new information, future events or otherwise, after the date of this report.

Westpac Group December 2018 Pillar 3 Report | 21